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                                                                     EXHIBIT 4.4

                                    AMENDMENT

                            CECO ENVIRONMENTAL CORP.
                             1997 STOCK OPTION PLAN
                            ------------------------

This Amendment of the CECO Environmental Corp. 1997 Stock Option Plan ("Plan") is entered into as of January 20, 2000 by CECO Environmental Corp. (the "Company"), effective the date hereof ("Effective Date").


                                    RECITALS

A. The Company adopted the Plan on October 1, 1997, effective the date thereof, as an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code ("Code").

B. The Company has determined it appropriate to amend the Plan to provide for Company discretion to terminate or otherwise modify options issued pursuant to the Plan, on or after the Effective Date, in the event of the sale, merger, recapitalization, dissolution or other similar capital event as set forth herein.

                                    AMENDMENT

         1. All capitalized terms not defined in this Amendment shall have the meaning set forth in the Plan.

         2. Effective January 20, 2000, Section 11 of the Plan is deleted in its entirety and replaced as follows:

                                   "SECTION 11

           ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; SALE OF COMPANY

         (a)      For all  stock options issued prior to January 20, 2000:

         A pro rata adjustment for an increase or decrease in the number of shares of Common Stock of the Company subject to the Plan or that may be awarded to any individual in any year shall be made to give effect to any consolidation of shares, the equivalent value in stock of cash dividends, stock dividends, stock splits, stock combinations, recapitalization and other similar changes in the capital structure of the Company. Pro rata adjustment shall be made in the number, kind and price of shares of Common Stock of the Company covered by any outstanding stock option hereunder to give effect to any consolidation of shares, stock dividends, stock spits, stock combinations, recapitalization and similar changes in the capital structure in the Company, or a merger or dissolution or reorganization of the Company, after the date the Option is granted so that the Optionee is treated in a manner equivalent to that of holders of the underlying Common Stock.


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         (b) For all stock options issued on or after January 20, 2000
         ("Effective Date") and on or before the last day for the duration of the Plan provided under Section 7 of the Plan:

         (i) In the event that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, change in par value, stock split-up, combination of shares or dividend payable in capital stock, the Company shall make adjustments to such outstanding stock options (including, by way of example and not by way of limitation, the grant of substitute options under the Plan or under the plan of such other corporation) as the Administrator may determine to be appropriate under the circumstances in the sole discretion of the Administrator, and, in addition, appropriate adjustments shall be made in the number and kind of shares and in the option price per share subject to outstanding options under the Plan or under the plan of such successor corporation. No such adjustment shall be made which shall, within the meaning of Section 424 of the Code, constitute such a modification, extension, or renewal of an option as to cause the adjustment to be considered as the grant of a new option.

                  (ii) Notwithstanding anything herein to the contrary, the Company may, in its sole discretion:

                           (A) accelerate the timing of the exercise provisions
                  of any stock option in the event of (1) the adoption of a plan of merger or consolidation under which all the shares of Common Stock of the Company would be eliminated, or (2) a sale of all or substantially all of the Company's assets or shares of Common Stock; (B) cancel any or all stock options granted hereunder (on or after the Effective Date) upon any of the foregoing events and provide for the payment to Optionees in cash of an amount equal to the difference between the option price and the price of a share of Common Stock, as determined in good faith by the Administrator, at the close of business on the date of such event, multiplied by the number of such shares of Option Stock so canceled; or (C) accelerate the timing of the exercise provisions of any stock option if (1) any such business combination is to be accounted for as a pooling-of-interests under APB Opinion 16 (or any successor opinion) and (2) the timing of such acceleration does not prevent such pooling-of-interests treatment; provided, that if any provision of the Plan would disqualify the combination from pooling-of-interests accounting treatment, then the Plan shall be interpreted to preserve such accounting treatment or, if necessary, the applicable provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to the pooling-of-interests treatment is required as a condition to the Company's consummation of such combination.


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                  (iii) Upon a business combination by the Company or any
         Subsidiary with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board of Directors or the Committee may, in its sole discretion, grant stock options to all or any persons who, on the effective date of such transaction, hold outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees of the Company or any Subsidiary. The number of shares of Option Stock subject to such substitute stock options shall be determined in accordance with the terms of the transaction by which the business combination is effected. Notwithstanding the other provisions of this Plan, the other terms of such substitute stock options shall be substantially the same as or economically equivalent to the terms of the options for which such stock options are substituted, all as determined by the Administrator. Upon the grant of substitute stock options pursuant hereto, the options to purchase securities of such other corporation or entity for which such stock options are substituted shall be canceled immediately.

                  (iv) Upon the dissolution or liquidation of the Company other than in connection with a transaction to which the preceding subparagraphs (i), (ii) or (iii) of this Section 11(b) is applicable, all stock options granted hereunder shall terminate and become null and void; provided, however, that if the rights of an Optionee under the applicable options have not otherwise terminated and expired, the Optionee shall have the right immediately prior to such dissolution or liquidation to exercise any stock option granted hereunder to the extent that the right to purchase shares thereunder has become exercisable as of the date immediately prior to such dissolution or liquidation."

         3. The Plan is hereby ratified, confirmed and approved as amended hereby.